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[LETTERHEAD OF CORRERO FISHMAN HAYGOOD PHELPS WALMSLEY & CASTEIX, L.L.P.
APPEARS HERE]


                                 March 31, 2000

                                                                         1033-04

US Unwired Inc.
One Lakeshore Drive
Suite 1900
Lake Charles, LA  70629


          Re:  US Unwired Inc.

Ladies and Gentlemen:

          We have acted as counsel to US Unwired Inc., a Louisiana corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02 (the "Registration Statement"), first filed with the Securities and Exchange Commission on December 7, 1999, relating to an offer to exchange (the "Exchange Offer") the Company's 13 3/8% Series B Senior Subordinated Discount Notes due 2009 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended, for an equal principal amount of the Company's outstanding 13 3/8% Series A Senior Subordinated Discount Notes due 2009 (the "Old Notes"). The Exchange Notes will be guaranteed (the "Subsidiary Guarantees") by Louisiana Unwired, LLC, a Louisiana limited liability company ("LA Unwired"), and Unwired Telecom Corp., a Louisiana corporation ("Unwired Telecom") (each, a "Guarantor" and collectively, the "Guarantors"). The Exchange Notes will be issued, as were the Old Notes, under an indenture (the "Indenture") dated as of October 29, 1999, among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee").

          This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

          Based upon the foregoing and subject to the qualifications set forth hereinbelow, we are of the opinion that the Exchange Notes have been duly authorized and that upon issuance and authentication thereof in the manner described in the Registration Statement:

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US Unwired Inc.
March 31, 2000
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          (1) The Exchange Notes will be valid and binding obligations of the
Company, and will be entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          (2) Each of the Subsidiary Guarantees will be valid and binding obligations of the respective Guarantors, and will be entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

              Our opinion covers federal law and the laws of Louisiana and New York.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

                              Yours sincerely,

                              /s/ CORRERO FISHMAN HAYGOOD PHELPS
                                  WALMSLEY & CASTEIX, L.L.P.

                             By:  Anthony J. Correro, III
CBB/vll

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